EXHIBIT 10.01

CONFIDENTIAL SEPARATION AGREEMENT AND MUTUAL RELEASE

The Separation Agreement (“Agreement”) is entered between KANA Software, Inc., its officers, directors, employees, agents, attorneys, assignees, successors and predecessors (collectively, “KANA”) and Tim Angst (“Employee”).

WHEREAS, Employee has been employed by KANA, and KANA and Employee have agreed that Employee’s employment terminated as of the Employment Termination Date set forth below; and

WHEREAS, KANA and Employee wish to sever their relationship in a way that preserves the good will which exists between them.

NOW THEREFORE, in consideration of the mutual promises contained herein, performance hereunder, and for other valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows:

1. Termination of Employment and Separation Compensation. Employee’s employment with KANA terminated effective September 1, 2005 (“Employment Termination Date”). Employee will continue to receive his base salary, including all health and medical benefits, and will continue to be treated as a full-time employee of KANA until the Employment Termination Date. However, Employee will not be required to report to work, but shall be reasonably available at the Company’s request to assist in any transition matters that arise. While Employee shall continue to receive all health and medical related benefits up to the Employment Termination Date, he shall not accumulate vacation or personal time off, and he shall not be eligible to receive any commissions or other bonus payments. On the Employee Termination Date, Employee agrees that the payment of the base salary referenced in this Paragraph 1 shall be paid upon the Effective Date (as defined in Section 18) . In full consideration for the covenants, promises and releases set forth herein, and subject to Employee’s compliance with the terms of this Agreement, and if Employee does not revoke this Agreement (as described in Section 18 below), Employee will receive the following:

(a) Severance Pay: KANA will pay Employee $83,335 (“Severance Pay”), which constitutes the equivalent of five (5) months of base salary for Employee that was in effect as of April 28, 2005, less legally mandated payroll deductions and withholdings. Severance Pay will be paid on a monthly basis over Five (5) months beginning on the Effective Date (as defined in Section 18) (“Severance Period”).

(b) Options: As of the Employment Termination Date, Employee holds options to purchase the shares of KANA Common Stock identified as “Shares Vested as of Employment Termination Date” on Exhibit A at the applicable purchase Price identified on Exhibit A (the “Options”). According to KANA’s stock option plans, all further vesting would normally cease on the Employment Termination Date. However, in exchange for your release of claims set forth below, KANA will request that its Board of Directors and/or Compensation Committee approve a change in vesting. As a result, at the Employment Termination Date, the shares identified as Accelerated Options will become vested (the “Vested Options”) as of the Employment Termination Date. The Vested Options represent an additional vesting of five (5) months (to February 6, 2006). Solely the

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Options and Vested Options will be vested and exercisable by Employee. The delay in KANA filing its Annual Report of Form 10-K for FY 2004, as well as the delay in filing its Quarterly Report on Form 10-Q for the first quarter of FY 2005, KANA is currently unable to allow option exercises. KANA’s ability to allow option exercises may be further delayed should KANA be delayed in filing its Form 10-Q for Q2 2005. However, Employee will have a full ninety (90) days from the date on which KANA becomes authorized (subject to regulatory laws) to allow option exercises (“Exercise Window”) to exercise Employee’s Options (to the extent vested) and Vested Options. Employee understands and agrees that this vesting schedule shall be approved by the Board of Directors and/or Compensation Committee following the revocation period in Section 18 and only if Employee does not revoke this Agreement. This Agreement is made by KANA solely in exchange for the release of claims set forth below and Employee is not otherwise entitled to the change in vesting by KANA. Notwithstanding any language to the contrary in this Agreement, any stock option plan or stock option agreement, Employee shall have until the later of the expiration date of the Exercise Window or May 5, 2006 to exercise the Options or Vested Options.

2. Employee’s Release of Claims and Obligations.

Representation Regarding Existing Claims. Employee hereby warrants that as of the Effective Date of this Agreement, Employee has not filed any legal action in any court or federal, state or local government agency naming KANA or any KANA representative as a party.

(a) Release of Claims By Employee. Employee, individually and on behalf of his representatives, successors, and assigns, does hereby completely release and forever discharge KANA, its shareholders, employees, owners, officers and directors, Board Members, and all other representatives, agents, entities, subsidiaries, divisions, directors, attorneys, successors, and assigns (“Releasees”) from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which Employee may now have, or has ever had, against any and all of them arising from in any way connected with the employment relationship between the parties, any actions taken or omitted during the relationship, the termination thereof, or subsequent thereto. This release covers all statutory, common law, constitutional and other claims, including but not limited to: all “wrongful discharge” and “constructive discharge” claims; all claims relating to any contracts of employment, express or implied; any claims for defamation, misrepresentation, fraud, or breach of the covenant of good faith and fair dealing, express or implied; any claim for negligent or intentional infliction of emotional distress; any claim for negligence; any claims for attorney’s fees or costs; and tort of claims of any nature; any claims under federal, state or municipal statute or ordinance; any claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the California Labor and Civil Codes, The California Constitution, Federal Rehabilitation Act of 1973, Federal Family and Medical Leave Act, California Family Rights Act, the Worker Adjustment and Retraining Notification Act, and any other laws and regulation relating to employment, employment discrimination, and employment termination. Employee represents and warrants that as of the date Employee signs this Agreement, there exists no claim, and Employee has filed no action in any court or governmental agency naming any Releasee as a party.

However, nothing herein releases or waives Employee’s right to indemnification from KANA based on any agreement between Employee and the Company, state or federal law, or applicable policy of insurance.

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(b) Release of Claims By Employer. Employer, on behalf of its parent, subsidiary, predecessor, successor and affiliate corporations, and their respective shareholders, employees, owners, officers, directors, board members, and all other representatives, agents, entities, subsidiaries, divisions, and assigns (hereinafter “Releasors”), hereby releases Employee and his executors, administrators, heirs and agents from all claims, rights, demands, actions, obligations, causes of action of any and every kind, nature and character, known or unknown, which Releasors may now have or ever have had or arising from and in any way connected with the employment relationship and its termination of Employee or any other matter arising or occurring prior to the date this Agreement is signed.

(c) Waiver of Unknown Future Claims. Employee and KANA have read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM/HER MUST HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR.

Employee and KANA acknowledge that Section 1542 gives him/it the right not to release existing claims of which he/it is not now aware, unless he/it voluntarily chooses to waive this right. Having been so apprised, Employee nevertheless hereby voluntarily waives the rights described in Section 1542, and elects to assume all risks for claims that now exist in his/its favor known or unknown, arising from the subject matter of this Agreement.

(d) Return of KANA Property. Employee hereby represents that he has returned any and all of KANA’s property, including, but not limited to, all equipment, and originals and copies of any files, memoranda, or other documents, and all records and credit cards, in his possession or control.

(e) Confidential Information. Employee hereby acknowledges that as a result of Employee’s employment with KANA, Employee has had access to and has acquired Confidential Information and trade secrets concerning KANA’s operations, its future plans and its methods of doing business, including, but not limited to, information about KANA’s customers, product development, research, technology, financial, marketing, pricing, cost, compensation and other matters. Employee agrees to hold all such Confidential Information in strictest confidence and to not use or disclose Confidential Information to anyone. Employee further confirms that Employee has delivered to KANA all documents and data of any nature containing or pertaining to such Confidential Information and that Employee has not taken, and will not take with him any such documents or data or any reproduction thereof.

(e) Nondisparagement; Affirmative Representation. Each party agrees that it will not disparage the other party, or a party’s products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, in any written or oral statement.

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3. KANA’s Obligations and Consideration. In exchange for the release and agreements that Employee is making herein, KANA agrees as follows:

(a) Payment. KANA will pay the amounts and provide the other consideration set forth in Section 1 above.

(b) References. In accordance with KANA’s standard policy, KANA may only confirm dates and title of Employee’s position and term of employment; and will, solely at Employee’s request, confirm salary information.

4. Termination. In the event that Employee violates any of his/her obligations under this Agreement, KANA will be entitled to any monetary and other damages KANA sustains as a result of such breach, and full equitable relief, including, but not limited to injunctions, restraining orders, and any other remedy available at law and in equity. In the event that KANA violates any of its obligations under this Agreement, Employee will be entitled to any monetary and other damages Employee sustains as a result of such breach, and full equitable relief, including, but not limited to injunctions, restraining orders, and any other remedy available at law and in equity.

5. COBRA. Employee has the option, at Employee’s own expense, to continue health insurance coverage provided by KANA as of the Employment Termination Date pursuant to the terms and condition of COBRA. Information concerning COBRA continuation coverage will be provided to Employee under separate cover from COLT Express COBRA administrators. Employee has 60 days from the Employment Termination Date to notify COLT in writing of his election to so continue his continuation coverage.

6. Confidentiality of this Agreement. KANA and Employee agree that the existence, terms and conditions of this Agreement, including any and all references to any alleged underlying claims, are strictly confidential. Neither party will disclose, discuss or reveal the existence or the terms of this Agreement with any persons, entities or organizations except Employee’s attorney, financial advisor, immediate family, or as required by court order. Additionally, Employee acknowledges that KANA may be required to file the terms of this Agreement with the SEC or other regulatory agencies and hereby consents to any such disclosures.

7. Severability. Should any of the provisions of this Agreement be determined to be invalid by a court or government agency of competent jurisdiction, such determination will not affect the enforceability of the other provisions herein. California law will govern the validity, interpretation and enforcement of this Agreement.

8. Preparation of Agreement. This Agreement will not be construed against any one party, regardless of which party initially drafted it. The parties expressly agree that this Agreement will be construed and enforced as a mutually prepared Agreement.

9. Complete and Voluntary Agreement. This Agreement, the Employee’s stock option agreement and the related stock option plan constitute the entire understanding of the parties on the subjects covered. Employee expressly warrants that he has carefully read and fully understands this Agreement; that he has had the opportunity to seek legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; that he is not executing this Agreement in reliance on any promises, representations or inducements other that those contained herein; and that he is executing this Release voluntarily, free of any duress of coercion. Employee fully understands Employee’s right to discuss all aspects of this Agreement with Employee’s private attorney; to the extent, if any, Employee desires, Employee has availed him of this right.

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10. Attorney’s Fees. If any action at law or in equity is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover reasonable attorney’s fees, expert fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled.

11. Legal and Equitable Remedies. Each party will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies that it may have at law or in equity for breach of this Agreement.

12. No Admission of Liability. This Agreement is not and will not be construed to be an admission or evidence of any wrongdoing or liability on the part of a party, and/or, its representatives, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement will be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

13. Waiver. The parties agree that the failure of a party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way any party’s full right or ability to require performance of the same, or any other provisions of this Agreement, at any time thereafter.

14. Entire Agreement. This Agreement, the Employee’s stock option agreement and the related stock option plan constitute the entire agreement between Employee and KANA with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter.

15. Successors and Assigns. This Agreement will be binding upon all parties hereto and, as applicable, their heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all parties hereto and to their respective heirs, administrators, representatives, executors, successors, and assigns.

16. Modification. This Agreement may not be altered, amended, modified, or otherwise changed in any respect except by a written agreement which specifically refers to this Agreement, and which is duly executed by an authorized representative of each of the Parties hereto.

17. Headings. The headings of the paragraphs of this Agreement are for convenience only and are not binding upon any interpretation of this Agreement.

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18. Reconsideration; Right to Revoke. Employee is advised to consult with an attorney prior to executing this Agreement. Employee represents and agrees that Employee fully understands Employee’s right to discuss all aspects of this Agreement with Employee’s private attorney, that to the extent, if any, Employee desires, Employee has availed himself of this right, that Employee has carefully read and fully understands all of the provisions of this Agreement, and that Employee is voluntarily entering into this Agreement. Employee understands and agrees that the General Release and Waiver of Claims contained in this Agreement is in exchange for consideration specified herein, and that Employee would not otherwise be entitled to such consideration. Employee represents that Employee is at least forty (40) years of age. Employee acknowledges that he was offered a period of at least twenty-one (21) calendar days to consider the terms of this Agreement (“Reconsideration Period”). Employee may execute the Agreement at any time during the Reconsideration Period which shall mean that the Reconsideration Period has ended. For a period of seven (7) days following execution of this Agreement (“Cooling Off Period”), Employee may revoke this Agreement. The date immediately following the Cooling Off Period shall be the Effective Date of this Agreement.

19. Expiration of Offer. KANA’s offer to enter into this release will expire at 5:00 p.m. (PDT) on October 5, 2005 (twenty-one days from delivery to employee).

EMPLOYEE		KANA Software, Inc.

By:	/s/ Tim Angst	By:	John M. Thompson
Tim Angst

Date:	9/30/05	Date:	9/30/05

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EXHIBIT A

Closing Statement

Termination Date: 9/1/2005

Tim Angst

Exercisable Options

Number	Grant Date	Plan /Type	Price	Shares Granted	Shares Exercised	Options Exercisable as of Date of Termination of Employment	Accelerated Options	Total Options Exercisable	Last Date to Exercise
KA001892	5/14/2004	K99/ISO	$2.7700	100,000	0	33,333	10,417	43,750	See Separation Agreement
KA002087	3/2/2005	BB99/NQ	$1.5910	72,500	0	7,552	9,062	16,114	See Separation Agreement
KA002096	3/24/2005	BB99/NQ	$1.8700	30,100	0	30,100	0	30,100	See Separation Agreement
KA001893	5/14/2004	BB99/NQ	$2.7700	300,000	0	100,000	31,250	131,250	See Separation Agreement
		TOTALS		502,600	0	170,985	50,729	221,214

Employee acknowledges that acceleration of certain options granted to him may effect a change of such options from ISO Grants to NQ (non qualified) grants.

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